                     EATON VANCE FLOATING-RATE INCOME TRUST
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054



                                          June 22, 2004



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Vincent DiStefano
            Division of Investment Management

      Re:   Eaton Vance Floating-Rate Income Trust (the "Trust")
            1933 Act Registration Statement (File No. 333-115087)
            1940 Act Registration Statement (File No. 811-21574)


Gentlemen:

      Pursuant to Rule 461 under the Securities Act of 1933, as amended (the "1933 Act"), the Trust hereby requests that the staff of the Division of Investment Management accelerate the effective date of the Trust's 1933 Act Registration Statement on Form N-2, as amended, to 3:00 p.m., New York City time, on Wednesday, June 23, 2004, or as soon thereafter as possible.

                                    Very truly yours,

                                    EATON VANCE FLOATING-RATE INCOME TRUST


                                    By:   /s/Alan R. Dynner
                                          --------------------------------
                                          Alan R. Dynner
                                          Secretary

cc:  Mr. Richard Pfordte, Branch Chief
     Division of Investment Management